Exhibit 10.1
CONFIDENTIAL TREATMENT
PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS ARE INDICATED WITH THE NOTATION “[***]”
MEMBERSHIP INTEREST
PURCHASE AGREEMENT
AMONG
THE MANAGEMENT NETWORK GROUP, INC.
AND
RVA CONSULTING, LLC,
RVA HOLDINGS, LLC,
MARK MARKOWITZ,
DAWN SAITTA AND
DALE REYNOLDS
DATED JULY 30, 2007

TABLE OF CONTENTS

1. DEFINITIONS	1

2. SALE AND TRANSFER OF MEMBERSHIP INTEREST; CLOSING	11
2.1 Membership Interest	11
2.2 Purchase Price	11
2.3 Payment of Purchase Price	13
2.4 Closing	14
2.5 Sellers’ Deliveries at Closing	14
2.6 Buyer’s Deliveries at Closing	16
2.7 Intentionally Deleted	16
2.8 Sellers Deliveries on Execution Date	16
2.9 Calculation of EBITDA and Net Working Capital	17
2.10 Vesting of Restricted Stock	18

3. REPRESENTATIONS AND WARRANTIES OF SELLERS	19
3.1 Organization and Good Standing	19
3.2 Authority; No Conflict	19
3.3 Capitalization	20
3.4 Financial Statements	21
3.5 Books and Records	21
3.6 Title to Properties; Encumbrances	21
3.7 Condition and Sufficiency of Assets	21
3.8 Accounts Receivable	21
3.9 Inventory	22

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3.10 No Undisclosed Liabilities	22
3.11 Taxes	22
3.12 No Material Adverse Change	23
3.13 ERISA Representations and Warranties	23
3.14 Compliance with Legal Requirements; Governmental Authorizations	28
3.15 Legal Proceedings; Orders	29
3.16 Absence of Certain Changes and Events	30
3.17 Contracts; No Defaults	31
3.18 Insurance	34
3.19 Environmental Matters	36
3.20 Employees	36
3.21 Labor Relations; Compliance	37
3.22 Intellectual Property	37
3.23 Certain Payments	42
3.24 Disclosure	42
3.25 Relationships with Related Persons	43
3.26 Brokers or Finders	43

4. REPRESENTATIONS AND WARRANTIES OF BUYER	43
4.1 Organization and Good Standing	43
4.2 Authority; No Conflict	43
4.3 Investment Intent	44
4.4 Certain Proceedings	44
4.5 Brokers or Finders	44

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5. COVENANTS PRIOR TO CLOSING DATE	44
5.1 Covenants of Sellers	44
5.2 Covenants of Buyer	46

6. POST CLOSING COVENANTS	47
6.1 Section 754 Election	47
6.2 Tax Returns	47
6.3 Audit	47

7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	47
7.1 Closing	47

8. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE	49
8.1 Closing	49

9. TERMINATION	50
9.1 Termination Events	50
9.2 Effect of Termination	50

10. INDEMNIFICATION; REMEDIES	51
10.1 Right to Indemnification Not Affected by Knowledge	51
10.2 Survival	51
10.3 Indemnification and Payment of Damages by Sellers	52
10.4 Indemnification and Payment of Damages by Buyer	52
10.5 Time Limitations	53
10.6 Limitations on Amount — Sellers	53
10.7 Limitations on Amount — Buyer	53
10.8 Right of Set-off	53
10.9 Procedure for Indemnification — Third Party Claims	53

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10.10 Procedure for Indemnification — Other Claims	55

11. GENERAL PROVISIONS	55
11.1 Expenses	55
11.2 Public Announcements	55
11.3 Confidentiality	55
11.4 Notices	55
11.5 Jurisdiction; Service of Process	56
11.6 Further Assurances	57
11.7 Waiver	57
11.8 Entire Agreement and Modification	57
11.9 Disclosure Letter	57
11.10 Assignments, Successors, and No Third-Party Rights	57
11.11 Severability	58
11.12 Section Headings, Construction	58
11.13 Time of Essence	58
11.14 Governing Law	58
11.15 Counterparts	58
SCHEDULES
Schedule 2.3.1 – Allocation of Closing Consideration Among Majority Members
Schedule 2.3.2 – Allocation of Closing Consideration Among Minority Members [to be prepared by Minority Members]
Schedule 2.9.1 – Manner of Calculating Estimated Net Working Capital

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
     This Membership Interest Purchase Agreement (“Agreement”) is signed on July 30, 2007 (the “Execution Date”), by RVA Holdings, LLC, a New Jersey limited liability company (“RVA Holdings”) and Dawn Saitta (“Saitta”), Mark Markowitz (“Markowitz”) and Dale Reynolds (“Reynolds”) (referred to collectively as the “Sellers” and individually as a “Seller”) and The Management Network Group, Inc., a Delaware corporation (“Buyer”). (Markowitz and Reynolds also may be referred to collectively as the “Minority Members” and individually as a “Minority Member”). (RVA Holdings and Saitta also may be referred to collectively as the “Majority Members” and individually as a “Majority Member”)
RECITALS
     Sellers desire to sell, and Buyer desires to purchase one hundred percent (100%) of the Class A Membership Interest and 100% of the Class B Membership Interests in RVA Consulting, LLC, a New Jersey limited liability company (the “Company”), for the consideration and on the terms set forth in this Agreement. Following Closing, the Buyer shall be the only member of Company.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1. DEFINITIONS.
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
     “Acquired Membership Interests” – as defined in Section 2.1.
     “Adjusted Balance Amount” – as defined in Section 2.3.2(c).
     “Applicable Contract” – any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.
     “Balance Amount” – as defined in Section 2.2.2(b).
     “Balance Sheet” – as defined in Section 3.4.
     “Best Efforts” – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.
     “Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS ARE INDICATED WITH THE NOTATION “[***]”
deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.
     “Buyer” – as defined in the first paragraph of this Agreement.
     “Buyer’s Advisors” – as defined in Section 5.1.
     “Calculation Year” – as defined in Section 2.3.2(c).
     “Class A Membership Interests” shall mean the membership interests of Class A Members as defined in the Company’s original Operating Agreement entered into as of January 2, 2006 executed by each Seller. Such Class A Membership Interests are represented by the issuance of “Class A Units” by the Company: [***] Class A Units to RVA Holdings, [***] Class A Units to Markowitz and [***] Class A Units to Saitta.
     “Class B Membership Interests” shall mean the membership interests of Class B Members as defined in the Company’s original Operating Agreement entered into as of January 2, 2006 executed by each Seller. Such Class B Membership Interests are represented by the issuance of “Class B Units” by the Company: [***] Class B Units to Reynolds.
     “Closing” – as defined in Section 2.4.
     “Closing Date” – the date and time as of which the Closing actually takes place.
     “Company” – as defined in the Recitals of this Agreement.
     “Company Trade Secrets” – as defined in Section 3.22.4.
     “Competing Business” – as defined in Section 3.25.
     “Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     “Contaminant” – as defined in Section 3.22.10.
     “Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:
     (a) the sale of the Acquired Membership Interests by Sellers to Buyer;
     (b) the execution and delivery of the Employment Agreements and the Noncompetition Agreements; and

     (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement.
     “Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Copyright” shall mean collectively the Owned Copyrights and the Licensed Copyrights as defined in Section 3.22.3.
     “Damages” – as defined in Section 10.3.
     “Deferred Payment” – as defined in Section 2.3.2(c).
     “Deferred Payment Date” – as defined in Section 2.3.2(c).
     “Deferred Purchase Price” – as defined in Section 2.2.2(c).
     “Disabling Codes” – as defined in Section 3.22.10.
     “Disclosure Letter” – the disclosure letter delivered by Sellers to Buyer not less than five (5) days prior to the execution and delivery of this Agreement.
     “EBITDA” – shall mean the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) calculated in accordance with GAAP adjusted for the following: i) includes costs equal to payments made under the Management Agreement, ii) excludes expenses recorded for share-based compensation, iii) excludes expenses recorded for deferred purchase price payments made to Sellers, and iv) excludes charges for services rendered from the Buyer or related entities which exceed the amounts currently paid by the Company for such services, adjusted to take into account the volume of such services being provided.
     “Employment Agreements” – shall mean collectively, the Markowitz Employment Agreement and the Reynolds Employment Agreement, each as defined in Section 2.5.2.
     “Encumbrance” – any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
     “Environmental, Health, and Safety Liabilities” – any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

     (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);
     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;
     (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
     (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).
     “Environmental Law” – any Legal Requirement that requires or relates to:
     (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;
     (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;
     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
     (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
     (e) protecting resources, species, or ecological amenities;
     (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
     (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
     “ERISA” – the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Estimated Majority NWC Amount” – as defined in Section 2.9.1.
     “Estimated Minority NWC Amount” – as defined in Section 2.9.1.
     “Estimated Net Working Capital” – as defined in Section 2.9.1.
     “GAAP” – generally accepted United States accounting principles, applied on a consistent basis.
     “Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” – any:
     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign, or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
     (d) multi-national organization or body; or
     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities.
     “Hazardous Materials” – any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     “Indemnified Persons” – as defined in Section 10.3.
     “Intellectual Property Rights” – means intellectual property rights arising from or in respect of Marks, Copyrights, Software, Patents and Trade Secrets, whether protected, created or arising under the laws of the United States, any state therein or any other jurisdiction.
     “IRC” – the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
     “IRS” – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if:
     (a) such individual is actually aware of such fact or other matter; or
     (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.
A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, member, manager, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
     “Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
     “Licensed Marks” – as defined in Section 3.22.1(b).
     “Licensed Copyrights” – as defined in Section 3.22.3(b).
     “Licensed Software” – as defined in Section 3.22.5.
     “Licensed Software Agreements” – as defined in Section 3.22.7.
     “Licensed Technology Agreements” – as defined in Section 3.22.7.
     “Majority Balance Amount” – as defined in Section 2.2.1(b).
     “Majority Closing Consideration” – as defined in Section 2.3.1(a).
     “Majority Members” – as defined in the first paragraph of this Agreement.
     “Majority NWC Amount” – as defined in Section 2.2.1(a).

     “Majority Noncompetition Agreements” – shall mean collectively, the Saitta Noncompetition Agreement, the Kalafer Noncompetition Agreement and the Pollock Noncompetition Agreement, each as defined in Section 2.5.3.
     “Majority Purchase Price” – as defined in Section 2.2.1.
     “Management Agreement” – shall mean that certain management contract between Healthcare Logistics, LLC (“HCL”) and Company, pursuant to which HCL (or its successors) provides certain goods and services to the Company through December 31, 2008.
     “Marks” – means registered and unregistered trademarks and service marks and logos (including any Internet domain names, fictional names and the name “RVA Consulting”), and applications therefor.
     “Minority Balance Amount” – as set forth in Section 2.2.2(b).
     “Minority Closing Consideration” – as defined in Section 2.3.2.
     “Minority Members” – as defined in the first paragraph of this Agreement.
     “Minority NWC Amount” – as set forth in Section 2.2.2(a).
     “Minority Noncompetition Agreements” – shall mean collectively, the Markowitz Noncompetition Agreement and the Reynolds Noncompetition Agreement, each as set forth in Section 2.5.2.
     “Minority Purchase Price” – as set forth in Section 2.2.2.
     “Net Working Capital” – shall mean (i) the sum of the Company’s cash, plus cash equivalents, plus Accounts Receivables less than 120 days from invoice date, plus unbilled receivables, plus prepaid expenses, MINUS (ii) the sum of the Company’s current liabilities, plus accrued pre-billed revenues, plus all Company debt plus all other liabilities of the Company.
     “Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:
     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and
     (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
     “Organizational Documents” – the (a) articles or certificate of incorporation and the bylaws of a corporation and any amendment to any of the foregoing, or (b) the articles of organization and operating agreement of a limited liability company, and any amendment to the foregoing.
     “Other Licensed Technology Agreements” – as defined in Section 3.22.7.
     “Owned Copyrights” – as defined in Section 3.22.3(a).
     “Owned Marks” – as defined in Section 3.22.1.
     “Owned Software” – as defined in Section 3.22.5.
     “Patents” – means patents, patent rights and all applications therefor, including any and all continuation, divisional, continuation-in-part, or reissue patent applications or patents issuing thereon.
     “Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
     “Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” – as defined in Section 2.2.
     “Reconciliation Date” – as defined in Section 2.3.1(b).
     “Related Person” – with respect to a particular individual:
     (a) each other member of such individual’s Family;
     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
     (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

     (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
     (b) any Person that holds a Material Interest in such specified Person;
     (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);
     (d) any Person in which such specified Person holds a Material Interest;
     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
     (f) any Related Person of any individual described in clause (b) or (c).
For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, if any, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
     “Release” – any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
     “Representative” – with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Securities Act” – the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Sellers” – as defined in the first paragraph of this Agreement.
     “Sellers Closing Documents” – as defined in Section 3.2.1.
     “Software” – means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training manuals, relating to any of the foregoing, in each case developed or licensed by the Company, or used in or necessary for the conduct of its business, excluding generally available computer programs produced by others which are used by the Company “as is” or without modification, such as standard desktop applications.
     “Survival Periods” – shall mean collectively the Three Year Survival Period, the Tax Claims Survival Period, the Environmental Claims Survival Period and the General Claims Survival Period each as defined in Section 10.2; and “Survival Period” shall mean any of the foregoing.
     “Subsidiary” – with respect to any Person (the “First Person”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the First Person or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.
     “Systems” – as defined in Section 3.22.10.
     “Tax” – any tax (including, but not limited to, any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including, but not limited to, any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
     “Tax Return” – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Threat of Release” – a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
     “Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
     “Trade Secrets” – means know-how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS ARE INDICATED WITH THE NOTATION “[***]”
proprietary and confidential information, including customer lists, in each case to the extent not Marks or Patents.
2. SALE AND TRANSFER OF MEMBERSHIP INTEREST; CLOSING.
     2.1 Membership Interest. Subject to the terms and conditions of this Agreement, the Buyer shall acquire all of the Class A Membership Interests of the Majority Members and all of the Class A Membership Interests and Class B Membership Interests of the Minority Members at the Closing (collectively the “Acquired Membership Interests”). At the Closing, each Seller shall transfer their entire Membership Interest to Buyer and upon such acquisition the Buyer shall be admitted as a member of Company:

Seller	Class A Units	% of Class A	Class B Units	% of Class B
[***]	[***]	[***]	[***]	[***]
     2.2 Purchase Price. The purchase price for all of the Membership Interests in the Company (the “Purchase Price”) shall be the sum of the Majority Purchase Price and the Minority Purchase Price (both as defined below):
     2.2.1 Majority Purchase Price. The purchase price for the Membership Interests acquired from the Majority Members (the “Majority Purchase Price”) will be the sum of the following:
     (a) Majority Net Working Capital. An amount equal to 82.9 8% of the Company’s Net Working Capital as of June 30, 2007 (the “Majority NWC Amount”), and
     (b) Majority Balance. $5,100,000 (the “Majority Balance Amount”), and
     (c) One Year Restricted Stock. A number of shares of restricted common stock of the Buyer equal to the lesser of (i) 550,000 (subject to adjustments for any stock splits or dividends), or (ii) the number of shares equal to $1,100,000 divided by the weighted average closing price of the Buyer’s common stock on the NASDAQ exchange for thirty (30) trading days immediately preceding the date two (2) days before the Closing Date (the “One Year Restricted Stock”). The shares of One Year Restricted Stock shall not be registered and shall be subject to certain restrictions provided for in the Securities Act, or any other securities laws, and the certificate for such stock shall bear an appropriate legend reflecting such restriction. The shares of One Year Restricted Stock shall vest as set forth in Section 2.10.2.
     (d) Three Year Restricted Stock. A number of shares of restricted common stock of Buyer equal to the lesser of (i) 200,000 (subject to adjustments for any stock splits or dividends), or (ii) the number of shares equal to $400,000 divided by the weighted average closing price of the Buyer’s common stock on the NASDAQ exchange for thirty (30) trading days immediately preceding the date two (2) days before the Closing Date (“Three Year Restricted Stock”). The Three Year Restricted Stock shall not be registered and shall be subject to certain restrictions provided for in the Securities Act, or any other securities laws. The certificate for any Three Year Restricted Stock shall bear an appropriate legend reflecting such restrictions. The Three Year Restricted Stock shall vest as set forth in Section 2.10.1.
     (e) Ninety Day Restricted Stock. A number of shares of restricted common stock of the Buyer equal to the lesser of (i) 112,000 (subject to adjustments for any stock splits or dividends), or (ii) $224,000 divided by the weighted average closing price of the Buyer’s common stock on the NASDAQ exchange for thirty (30) trading days immediately preceding the date two (2) days before the Closing Date (the “Ninety Day Restricted Stock”). The shares of Ninety Day Restricted Stock shall not be registered and shall be subject to certain restrictions provided for in the Securities Act, or any other securities laws, and the certificate for such stock shall bear an appropriate legend reflecting such restriction. The shares of Ninety Day Restricted Stock shall vest as set forth in Section 2.10.3.
     2.2.2 Minority Purchase Price. The purchase price for the Membership Interests to be acquired from the Minority Members (the “Minority Purchase Price”) shall be the sum of the following:
     (a) Minority Net Working Capital. An amount equal to 17.02% of the Company’s Net Working Capital as of June 30, 2007 (the “Minority NWC Amount”), and
     (b) Minority Balance. $1,267,000 (the “Minority Balance Amount”). The sum of the Majority Balance Amount and the Minority Balance Amount may be referred to as the “Balance Amount”, and
     (c) Deferred Purchase Price. An amount equal to the lesser of (i) the sum of the Deferred Payments calculated pursuant to Section 2.3.2(c) or (ii) $1,920,000 (the “Deferred Purchase Price”), and
     (d) Restricted Stock. A number of shares of restricted common stock of the Buyer equal to the lesser of (i) 426,500 (subject to adjustments for any stock splits or dividends), or (ii) the number of shares equal to $853,000 divided by the weighted average closing price of the Buyer’s common stock on the NASDAQ exchange for thirty (30) trading days immediately preceding the date two (2) days before the Closing Date (“Three Year Restricted Stock”). The shares of Three Year Restricted Stock shall not be registered and shall be subject to certain restrictions provided for in the Securities Act, or any other securities laws. The certificates for stock shall bear an appropriate legend reflecting such restrictions. The shares of Three Year Restricted Stock shall vest as set forth in Section 2.10.1.

     2.3 Payment of Purchase Price. The Purchase Price shall be paid to the Sellers as set forth below:
     2.3.1 Payment of Majority Purchase Price. Buyer shall pay to the Majority Members as set forth in Schedule 2.3.1, the Majority Purchase Price as follows:
     (a) Majority Closing Consideration. At the Closing the Buyer shall pay the Majority Members as set forth in Schedule 2.3.1, an amount equal to the sum of (i) 75% of the Estimated Majority NWC Amount, and (ii) $5,100,000 (collectively, the “Majority Closing Consideration”). The parties agree that of such Majority Closing Consideration, $100,000 shall be allocated to each Majority Member in exchange for their respective Noncompetition Agreements.
     (b) Deferred Majority Net Working Capital. Within one hundred and twenty (120) days following the Closing Date, Buyer shall submit to the Sellers a written accounting and calculation of the Majority NWC Amount in such detail as shall be reasonably required by Sellers. One Hundred eighty (180) days following the Closing Date (the “Reconciliation Date”), Buyer shall pay to the Majority Members as set forth in Schedule 2.3.1, an amount equal to the amount by which the Majority NWC Amount exceeds 75% of the Estimated Majority NWC Amount. If 75% of the Estimated Majority NWC Amount shall be greater than the Majority NWC Amount, then on the Reconciliation Date each Majority Member shall pay such excess to Buyer in their respective proportions as set forth in Schedule 2.3.1.
     2.3.2 Payment of the Minority Purchase Price. Buyer shall pay the Minority Members, as set forth in Schedule 2.3.2, the Minority Purchase Price as follows:
     (a) Minority Closing Consideration. At the Closing, the Buyer shall pay an amount equal to the sum of (i) 75% of the Estimated Minority NWC Amount, and (ii) $400,000 representing a portion of the Minority Balance Amount (collectively, the “Minority Closing Consideration”). The parties agree that $100,000 of the Minority Closing Consideration payable to each Minority Member shall be allocated in exchange for their respective Noncompetition Agreements.
     (b) Deferred Minority Net Working Capital. Within one hundred and twenty (120) days following the Closing Date, Buyer shall submit to the Sellers a written accounting and calculation of the Minority NWC Amount in such detail as shall be reasonably required by Sellers. On the Reconciliation Date Buyer shall pay the Minority Members in the proportions set forth in Schedule 2.3.2 an amount equal to the amount by which the Minority NWC Amount exceeds 75% of the Estimated Minority NWC Amount. If 75% of the Estimated Minority NWC Amount shall be greater than the Minority NWC Amount, then each Minority Member shall pay such excess to Buyer in their respective proportions set forth in Schedule 2.3.2 on the Reconciliation Date.

     (c) Payment of Deferred Purchase Price. The Deferred Purchase Price shall be paid in three (3) installments (each a “Deferred Payment”) on a date that is 135 days following the end of each of the first three (3) Calculation Years (each a “Deferred Payment Date”). A “Calculation Year” shall mean the twelve (12) month period measured from June 30, 2007 or anniversary thereof, as the case may be. The amount of the first Deferred Payment (if any) shall be 15% of the amount by which the EBITDA for the first Calculation Year exceeds the sum of the Balance Amount plus the value, as determined per Section 2.2.1(c) of the vested One Year Restricted Stock, plus the value, as determined per Section 2.2.1(e), of the vested Ninety Day Restricted Stock. The amount of the second Deferred Payment (if any) shall be 15% of the amount by which the cumulative EBITDA for the first two Calculation Years exceeds the Adjusted Balance Amount, minus the first Deferred Payment. The amount of the third Deferred Payment (if any) shall be 15% of the amount by which the cumulative EBITDA for the first three Calculation Years exceeds the Adjusted Balance Amount, minus the amount of the first and second Deferred Payments. For purposes of the Agreement, the “Adjusted Balance Amount” shall be (i) if there is a payment to the Minority Members under Section 2.3.2(d) below, $5,500,000 plus the amount of such payment plus the value, as determined per Section 2.2.1(c), of the vested One Year Restricted Stock, plus the value, as determined per Section 2.2.1(e), of the vested Ninety Day Restricted Stock, and (ii) if there is no payment to the Minority Members under Section 2.3.2(d) below, $5,500,000, plus the value, as determined per Section 2.2.1(e), of the vested Ninety Day Restricted Stock, plus the value, as determined per Section 2.2.1(c), of the vested One Year Restricted Stock. The foregoing notwithstanding, in no event shall the sum of the Deferred Payments exceed $1,920,000.
     (d) Remaining Balance Amount. Within one hundred thirty-five (135) days following the end of the first Calculation Year, Buyer shall pay an amount equal to the lesser of (i) $867,000 multiplied by a fraction, the numerator of which is the amount by which EBITDA for the first Calculation Year exceeds $5,500,000 and the denominator of which is $2,167,000, or (ii) $867,000. The Buyer shall have no obligation to pay the remainder of the Minority Balance Amount, except as set forth in the preceding sentence.
     2.4 Closing. The purchase and sale of all of the Membership Interests (the “Closing”) provided for in this Agreement will take place at the offices of Buyer’s counsel at 120 W. 12th Street, Suite 1600, Kansas City, Missouri 64105, at 10:00 a.m. (local time) on or before August 3, 2007 or such other time and place as the parties may agree, but not later than August 6, 2007.
     2.5 Sellers’ Deliveries at Closing. At the Closing Sellers will deliver to Buyer, in form and content acceptable to Buyer:
     2.5.1 Employment Agreements. Employment Agreements (collectively, the “Employment Agreements”) executed by:

     (a) Mark Markowitz in the form of Exhibit 2.5.1(a) (the “Markowitz Employment Agreement”), and
     (b) Dale Reynolds in the form of Exhibit 2.5.1(b) (the “Reynolds Employment Agreement”),
     2.5.2 Minority Noncompetition Agreements. Noncompetition Agreements (collectively, the “Minority Noncompetition Agreements”) executed by:
     (a) Mark Markowitz in the form of Exhibit 2.5.2(a) (the “Markowitz Noncompetition Agreement”); and
     (b) Dale Reynolds in the form of Exhibit 2.5.2(b) (the “Reynolds Noncompetition Agreement”).
     2.5.3 Majority Noncompetition Agreement. Noncompetition Agreements (collectively, the “Majority Noncompetition Agreement”) executed by:
     (a) RVA Holdings and Steve Kalafer in the form of Exhibit 2.5.3(a) (the “Kalafer Noncompetition Agreement”);
     (b) RVA Holdings and Bill Pollock in the form of Exhibit 2.5.3(b) (the “Pollock Noncompetition Agreement”); and
     (c) Dawn Saitta in the form of Exhibit 2.5.3(c) (the “Saitta Noncompetition Agreement”).
     2.5.4 Bill of Sale. Bill of Sale conveying all of the Membership Interests of the Company to Buyer executed by each Majority Member and each Minority Member.
     2.5.5 Consent of Customers. Receipt of copy of an email notifying the following Customers of the Contemplated Transaction and joint meeting with such Customers by Company representatives and Buyer representatives:
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     2.5.6 Sellers Certificate. A certificate executed by Sellers representing and warranting to Buyer that each of Sellers’ representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.1.5).
     2.5.7 Resignations. A resignation, effective as of the Closing Date, executed by each member, manager or officer of the Company, pursuant to which such person resigns from all such positions, other than the positions of Markowitz, Reynolds and Saitta set forth in their respective Employment Agreements or Consulting Agreements, as the case may be.

     2.5.8 Termination of 401(k) Plan. Documentation reflecting the termination of the 40 1(k) Plan as adopted by the Company prior to the Closing Date.
     2.5.9 Saitta Consulting Agreement. The consulting agreement executed by Saitta in the form of Exhibit 2.5.9 (the “Saitta Consulting Agreement”).
     2.5.10 Other Documents. Any other documents facilitating the transfer as shall be deemed necessary by Buyer.
     2.6 Buyer’s Deliveries at Closing. At the Closing Buyer will deliver:
     2.6.1 Majority Closing Consideration. To the Majority Members by bank cashier’s or certified check payable to the order of the Majority Members as set forth in Schedule 2.3.1, or by wire transfer to account of the Majority Members as set forth in Schedule 2.3.1, the Majority Closing Consideration;
     2.6.2 Minority Closing Consideration. To the Minority Members by bank cashier’s or certified check payable to the order of the Minority Members as set forth in Schedule 2.3.2, or by wire transfer to the accounts of the Minority Members as set forth in Schedule 2.3.2, the Minority Closing Consideration;
     2.6.3 Noncompetition Agreements. To each Minority Member their respective Minority Noncompetition Agreement and to each Majority Member each Majority Noncompetition Agreement executed by Company and Buyer;
     2.6.4 Employment Agreements. To each Minority Member their respective Employment Agreement executed by Company;
     2.6.5 Saitta Consulting Agreement. To Saitta, the Saitta Consulting Agreement executed by Company; and
     2.6.6 Buyer’s Certificate. A certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.
     2.7 Intentionally Deleted.
     2.8 Sellers Deliveries on Execution Date. Contemporaneously with the execution and delivery of this Agreement, the Sellers will deliver to Buyer, in form and content acceptable to Buyer:
     2.8.1 Wacker Redemption. Documentation reflecting the redemption by the Company prior to the Closing Date of the Class B Units initially issued to Joanne Peda Wacker (“Ms. Wacker”) and a written severance agreement and release of claims executed by Ms. Wacker pursuant to which the Company has no ongoing liability to Ms. Wacker past the Closing Date and Ms. Wacker releases all claims against the Company.

     2.8.2 Repayment of Loan. Evidence that the loan from the Company to Markowitz in the original principal amount of $70,000 has been paid in full.
     2.8.3 Insurance Documentation. Certificate of Insurance and/or endorsement issued by the applicable insurance companies (not the agent) indicating that all employees of Company are covered as of the Closing Date, and have been covered since the inception of Company by (i) the CIGNA group health insurance plan, (ii) the Guardian Group Dental Plan and (iii) the disability income plan. Further, a Certificate of Insurance and/or endorsement (iv) issued by Chubb Insurance reflecting general liability coverage and E&O coverage for Company and its line of business from the date of the Company’s inception to the Closing Date, and (v) issued by the Hartford reflecting worker’s compensation insurance coverage in each jurisdiction in which the Company maintains employees or contractors during all times such employees were retained in the applicable jurisdictions.
     2.8.4 Incentive Compensation. Evidence that all employee bonuses and/or incentive compensation earned or accrued through July 1, 2007 have been paid in full prior to the Closing Date.
     2.9 Calculation of EBITDA and Net Working Capital.
     2.9.1 Net Working Capital. Prior to the Closing the Buyer and Sellers shall estimate the Company’s Net Working Capital as of June 30, 2007 (the “Estimated Net Working Capital”) in the manner as set forth in Schedule 2.9.1. (The “Estimated Majority NWC Amount” shall be 82.98% of the Estimated Net Working Capital and the “Estimated Minority NWC Amount” shall be 17.02% of the Estimated Net Working Capital.)
     2.9.2 EBITDA. Within ninety (90) days of the end of each of the first three (3) Calculation Years, the Company shall calculate the Company’s EBITDA for such Calculation Year and provide Buyer and the Minority Members an accounting of such calculation.
     2.9.3 Dispute. If the Sellers do not object in writing to such calculation of Net Working Capital or EBITDA (as the case may be) within thirty (30) days of receipt of such calculation (“Objection Period”), such calculation shall be deemed conclusive and binding upon all parties. If any Seller objects in writing to such calculation during Objection Period, such objection shall identify with specificity the basis for such objection.
     Within thirty (30) days following receipt of any such objection, the Buyer and Sellers shall attempt to resolve such dispute. If the Buyer and Sellers are unable to resolve such dispute during such thirty (30) day period, the matter shall be resolved by a national accounting firm not currently the auditor of Buyer or any Sellers (the “Accounting Firm”). Buyer and Sellers shall each have an opportunity to make statements to the Accounting Firm explaining their position with respect to the calculation. The Accounting Firm shall promptly and diligently perform their own calculation of the relevant Net Working Capital or EBITDA, as the case may be, and submit such calculation to both parties in writing. Such calculation shall be binding upon all parties. The Buyer and Sellers shall split evenly the cost and expenses of the Accounting Firm.
     In the event there is a dispute regarding the calculation of the Net Working Capital or EBITDA, any payment relating to such calculation shall be delayed until the later of (i) the date such payment is due under this Agreement, or (ii) ten (10) days following the determination of the relevant amount by agreement or the Accounting Firm, as the case may be.
     2.10 Vesting of Restricted Stock.
     2.10.1 Three Year Restricted Stock. The Three Year Restricted Stock shall vest in the Minority Members and RVA Holdings over a three (3) year period from the Closing Date, with the number of shares vesting at the end of each Calculation Year equal to the total number of shares allocated to RVA Holdings and the Minority Members, respectively, multiplied by a fraction, the numerator of which is the amount of the Deferred Payment made which is attributable to such Calculation Year and the denominator of which is $1,920,000. Stock Certificates representing the vested shares of Three Year Restricted Stock shall be delivered on the applicable Deferred Payment Date to the Minority Members in accordance with the allocation set forth in Schedule 2.3.2 and RVA Holdings as applicable. Certificates shall be rounded to the nearest full share. Three Year Restricted Stock which does not vest as provided above shall be forfeited and neither the Minority Members nor RVA Holdings shall have further rights with respect thereto.
     2.10.2 One Year Restricted Stock. The One Year Restricted Stock shall vest in RVA Holdings at the end of the first Calculation Year following the Closing Date. The number of shares of One Year Restricted Stock that vest shall be equal to the total number of shares of One Year Restricted Stock multiplied by a fraction, the denominator of which will be $16,000,000 and the numerator of which will be the gross revenue of the Company earned during the first Calculation Year attributable exclusively to customer contracts existing on June 30, 2007. Stock certificates representing the vested shares of One Year Restricted Stock shall be issued within ninety (90) days of the end of the applicable Calculation Year and shall be delivered to RVA Holdings. One Year Restricted Stock Certificates shall be rounded to the nearest full share. One Year Restricted Stock which does not vest as provided above shall be forfeited and RVA Holdings shall have no further rights with respect thereto.
     2.10.3 Ninety Day Restricted Stock. The Ninety Day Restricted Stock shall vest in Saitta following Saitta’s discharge of all obligations under the Saitta Consulting Agreement. A stock certificate representing the vested shares of Ninety Day Restricted Stock shall be issued within fifteen (15) days of the end of the ninety (90) day period contemplated in the Saitta Consulting Agreement and shall be delivered to Saitta. Ninety Day Restricted Stock which does not vest as provided above shall be forfeited and Saitta shall have no further rights with respect thereto.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each of the Sellers and the Company jointly and severally represent and warrant to Buyer as follows:
     3.1 Organization and Good Standing.
     3.1.1 Name, Address, Capitalization. Part 3.1 of the Disclosure Letter contains a complete and accurate list of the Company’s name, jurisdiction of formation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each member and a description of the membership interests held by each). The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of Texas and any other state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
     3.1.2 Organizational Documents. Sellers have delivered to Buyer copies of the Organizational Documents of the Company as currently in effect.
     3.1.3 Subsidiaries. The Company has no Subsidiaries and owns no equity securities of any other Person.
     3.1.4 Operation. Although the Company was formed by filing a Certificate of Formation on July 18, 2003, the Company did not conduct any business or take any actions until November, 2005.
     3.2 Authority; No Conflict.
     3.2.1 Authority. This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against each Seller in accordance with its terms. Upon the execution and delivery by each Seller of the documents set forth in Section 2.5 (collectively, the “Sellers’ Closing Documents”), the Sellers’ Closing Documents will constitute the legal, valid, and binding obligation of each Seller which is a party to such Sellers’ Closing Document, enforceable against each Seller which is a party to such Sellers’ Closing Document in accordance with their respective terms. Each Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents to which it is a party, and to perform its obligations under this Agreement and the relevant Sellers’ Closing Documents. Furthermore, each Seller hereby represents that any and all conditions or consents required by the terms of the Organizational Documents of the Company in connection with the sale and transfer of the Acquired Membership Interests and all Contemplated Transactions have been satisfied and/or obtained, and in the event such conditions or consents have not been satisfied and/or obtained, such conditions and consents are hereby waived by each Seller.

     3.2.2 Conflicts. Except as set forth in Part 3.2.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of the Company, or (ii) any resolution adopted by the members or managers of the Company;
     (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Company or any Seller, or any of the assets owned or used by the Company, may be subject;
     (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;
     (d) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;
     (e) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;
     (f) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or
     (g) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.
     3.2.3 No Notice. Except as set forth in Part 3.2.3 of the Disclosure Letter and Section 2.5.5, neither Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     3.3 Capitalization. The Sellers are and will be on the Closing Date, the record and beneficial owners and holders of all membership interests in the Company (both Class A Membership Interests and Class B Membership Interests as set forth in Section 2.1), free and clear of all Encumbrances and all such equity interests are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The

Company does not own, and has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
     3.4 Financial Statements. Sellers have delivered to Buyer: (i) unaudited balance sheets of the Company as at December 31, 2006, and the related unaudited statements of income, changes in equity and cash flow for the fiscal year then ended, and (ii) an unaudited balance sheet of Company as at June 30, 2007 (the “Balance Sheet”) and the related unaudited statements of income, changes in equity, and cash flow for the six months then ended. With the exception of the accrual for prepaid revenues which have been presented on a straight line basis, such financial statements are prepared in accordance with GAAP, and fairly present the financial condition and the results of operations, changes in equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the prior full year financial statements). The financial statements referred to in this Section 3.4 (the “Financial Statements”) reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required to be included in the consolidated financial statements of the Company in order to fairly and clearly reflect the financial condition of the Company.
     3.5 Books and Records. The books of account, minute books, equity transfer books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. At the Closing, all of the books and records of the Company will be in the possession of the Company.
     3.6 Title to Properties; Encumbrances. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all tangible assets of the Company, including without limitation, all equipment, furniture, fixtures, real property, leaseholds, or other interests therein. All assets of the Company are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) mortgages or security interests as set forth in Part 3.6 of the Disclosure Letter, securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists and (ii) liens for current taxes not yet due.
     3.7 Condition and Sufficiency of Assets. The equipment of the Company is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the Company are sufficient for the continued conduct by the Company of its business after the Closing in substantially the same manner as such business was conducted by Company prior to the Closing.
     3.8 Accounts Receivable. All accounts receivable of the Company (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.
     3.9 Inventory. Intentionally Omitted.
     3.10 No Undisclosed Liabilities. Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except as clearly disclosed in the Financial Statements.
     3.11 Taxes.
     3.11.1 Filings. The Company has filed or caused to be filed (on a timely basis since December 31, 2004) all Tax Returns that are or were required to be filed by or with respect to the Company, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.11.1 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since December 31, 2004. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or Company.
     3.11.2 Audits. No Tax Returns listed in Part 3.11.1 of the Disclosure Letter are being or have been audited. In addition to the Tax Returns listed in Part 3.11.1 of the Disclosure Letter, no other Tax Returns are being audited. There have been no adjustments to the United States federal and state income Tax Returns filed by the Company or any group including the Company for all taxable years since the inception of the Company. Neither Sellers nor Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Company or for which Company may be liable.
     3.11.3 Tax Reserves. There exists no proposed tax assessment against Company. All Taxes that Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
     3.11.4 Accuracy. All Tax Returns filed by Company are true, correct, and complete. No Tax Returns have been filed with Company and any other entity on a consolidated basis and Company has not had and/or does not currently have any relationship with another entity which would allow or require filing Tax Returns on a consolidated basis.
     3.12 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Company, and no event, has occurred or circumstance exists that may result in such a material adverse change, other than events expressly contemplated by this Agreement.
     3.13 ERISA Representations and Warranties.
     3.13.1 List of Plans. Part 3.13 of the Disclosure Letter contains a true and complete list of each:
     (a) Profit-sharing, stock bonus, pension, savings or retirement plan or any employee pension benefit plan within the meaning of ERISA §3(2);
     (b) Bonus, deferred compensation, stock purchase, stock option, severance pay or incentive pay plan;
     (c) Hospitalization, medical, retiree medical, dental, life , disability, death benefit, supplemental unemployment benefit, vacation, sick pay, parenting, child care, or employee welfare benefit plan within the meaning of ERISA §3(1);
     (d) Cafeteria or Section 125 plan, fringe benefit plan including but not limited to automobiles, sabbaticals, clubs or any item considered a fringe benefit plan within the meaning of IRC §32;
     (e) Funding arrangement for any such plan, including but not limited to a voluntary employee benefits association (“VEBA”) within the meaning of IRC §501(c)(9);
     (f) Any Multi-Employer Plan to which the Company or any Affiliate is contributing or has ever contributed.
maintained by, sponsored by, contributed to or required to be contributed to (through a collective bargaining agreement or otherwise) by the Company or an Affiliate for the benefit of any director, officer, employee or terminated employee of the Company or an Affiliate. Part 3.13 of the Disclosure Letter indicates which of the above plans constitutes an employee benefit plan within the meaning of ERISA §3(3), which plans are subject to Title IV of ERISA and which plans are Multi-Employer Plans.
     3.13.2 Copies of Plans. With respect to each plan listed on Part 3.13 of the Disclosure Letter, the Company has delivered a true and complete copy of each of the following documents (to the extent applicable):
     (a) All plan documents or agreements under which the plan is established, including all amendments;

     (b) Most recent summary plan description, including all material modifications;
     (c) Three (3) most recent annual reports and actuarial reports (if required under ERISA or IRC §6039D);
     (d) Most recent report prepared in accordance with Statement of Financial Accounting Standards No. 87, Employer’s Accounting for Pensions;
     (e) Most recent actuarial report prepared in accordance with Statement of Financial Accounting Standards No. 106, Employer’s Accounting for Non-Pension Postretirement Benefits;
     (f) Insurance contracts and administrative service contracts;
     (g) Trust instruments or instruments under which other funding arrangements are established;
     (h) Most recent determination letter received from the Internal Revenue Service intended to qualify under IRC § 40 1(a);
     (i) Written communications to all employees or former employees who may be affected by this transaction regarding its effect on any plan;
     (j) With respect to any plan that is not in writing, a written summary of its material terms.
     (k) With respect to any plan subject to Title IV of ERISA, a copy of the form PBGC- 1 filed for each of the three (3) most recent years.
     3.13.3 Title IV Plans. With respect to each plan that is subject to Title IV of ERISA:
     (a) No material liability (other than premiums due the PBGC under Title IV of ERISA has been incurred by the Company or any Affiliate that has not been satisfied in full;
     (b) To the knowledge of the Company, no condition exists that presents a material risk to the Company or any Affiliate of incurring a material liability under Title IV or ERISA;
     (c) The PBGC has not instituted proceedings to terminate such plan, and to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted or that would constitute grounds for appointing a trustee or receiver to administer any such plan;
     (d) Neither the Company nor any Affiliate has filed a Notice of Intent with the PBGC to terminate any such plan or adopted an amendment to treat any such plan as terminated;

     (e) All required premium payments to the PBGC have been paid when No reportable event, as defined in ERISA §4043, has occurred; Such plan does not meet the conditions of ERISA §4043(b)(1);
     (f) All costs have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices; Part 3.13 of the Disclosure Letter includes for each such plan, as of its last valuation date, the amount by which its assets exceeded (or were less than) its benefit liabilities (within the meaning of ERISA §400 1); since the last valuation date, there has been no amendment or change to the plan that would increase the amount of benefits thereunder; and to the best knowledge of Company, there has been no event or occurrence that would cause the excess of assets over benefit liabilities as listed on Part 3.13 of the Disclosure Letter to be reduced or the amount by which benefit liabilities exceed assets as listed on Part 3.13 of the Disclosure Letter to be increased.
     3.13.4 Multi-Employer Plans. With respect to each plan that is a Multi-Employer Plan:
     (a) Neither the Company nor any Affiliate has completely or partially withdrawn from any such plan (within the meaning of Subtitle E of Title IV of ERISA) in a withdrawal with respect to which there is any outstanding liability as of the date hereof;
     (b) Neither the Company nor any Affiliate has received any notice of any claim or demand for withdrawal liability or partial withdrawal liability;
     (c) Neither the Company nor any Affiliate has failed to make any required contributions;
     (d) No such plan is a party to any pending merger or asset or liability transfer;
     (e) Neither the Company nor any Affiliate has any (or will have by reason of the transactions contemplated hereby) withdrawal liability by reason of a sale of assets pursuant to ERISA §4204;
     (f) No notice has been received any such Multi-Employer Plan that it is reorganization or insolvency pursuant to ERISA §424 1 or §4245 or that it intends to terminate or has terminated within the meaning of §§4041A or 4042 of ERISA;
     (g) Part 3.13 of the Disclosure Letter contains as of the last valuation date, the amount of potential withdrawal liability of the Company and all Affiliates calculated according to the information made available pursuant to ERISA §4221(e), and identifies the specific obligor; to the best of the Company’s knowledge, nothing has occurred or is expected to occur which would materially increase the amount of the total potential withdrawal liability of a specified obligor for any such plan over the amount shown on Part 3.13 of the Disclosure Letter.
     3.13.5 Funding. The funding method used in connection with each plan which is subject to the minimum funding requirements of ERISA or IRC §412 is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable. No such plan has incurred any accumulated funding deficiency within the meaning of ERISA §302 and IRC §4 12, whether or not waived, as of the last day of the most recent plan year of such plan prior to the Closing Date. No such plan has failed to make a required installment under IRC §412(m) by its due date which has not been paid by the Closing Date and with respect to which any material liability in the form or excise tax or other penalty currently exists.
     3.13.6 Contributions. All contributions with respect to any plan listed on Part 3.13 of the Disclosure Letter due prior to the Closing Date or based on compensation earned or services provided prior to the Closing Date have been made or will be made prior to the Closing Date.
     3.13.7 Disclosure. All required governmental reports and filings have been timely submitted. All participant disclosures as required under ERISA or the IRC have been timely and appropriately distributed. Neither the Company nor any Affiliate has received any notice of an incomplete or outstanding disclosure obligation.
     3.13.8 Prohibited Transactions. No prohibited transaction within the meaning of ERISA §406 or IRC §4975 has occurred (or will occur prior to the Closing Date) with respect to any plan listed on Part 3.13 of the Disclosure Letter which has not been corrected and with respect to which any outstanding liability to any participant or any excise tax or liability exists or will exist as of the Closing Date.
     3.13.9 Fiduciary Liability. To the best knowledge of the Company, with respect to any plan listed on Part 3.13 of the Disclosure Letter, no breach of a fiduciary duty under ERISA §404 or §405 has occurred which could subject the Company or any Affiliate to any material liability as a result of such breach as of the Closing Date, and no violation of ERISA §510 has occurred.
     3.13.10 Plan Participation and Eligibility. The Company and its Affiliates have properly adopted or contributed to each plan listed on Part 3.13 of the Disclosure Letter for the benefit of its employees.
     3.13.11 COBRA. Each plan listed on Part 3.13 of the Disclosure Letter which is a group health plan within the meaning of IRC §5000(b)(1) is in compliance with the continuation of health care coverage requirements contained in IRC §4980B and ERISA §601 et seq. A list of participants or beneficiaries who have elected continuation coverage in accordance with such laws is provided on Part 3.13 of the Disclosure Letter.
     3.13.12 Qualified Plans. Each plan listed on Part 3.13 of the Disclosure Letter which is intended to be qualified under IRC §401(a) has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, or a determination letter request is pending and the Company agrees to take any necessary action, including amendment of the plan, in order to obtain a favorable determination letter. To the best knowledge of the Company, nothing has occurred or, in connection with the transactions contemplated by this Agreement, will occur which would adversely affect the qualified status of the plan and its related trust.
     3.13.13 Retiree Benefits. No plan listed on Part 3.13 of the Disclosure Letter provides benefits, including but not limited to death or medical benefits with respect to current or former employees of the Company or any Affiliate beyond their retirement or other termination of service other than coverage mandated by applicable law or death benefits or retirement benefits under any employee pension benefit plan within the meaning of ERISA § 3(2).
     3.13.14 HIPAA. Each plan listed on Part 3.13 of the Disclosure Letter which is a group health plan within the meaning of IRC §5000(b)(1) and ERISA §706(a) is in compliance with the requirements contained in IRC Chapter 100, §§9801 et seq. and ERISA Title IV, Part 7, §§701 et seq., and has complied with the transitional certification rules in §101(g)(2)(B) and §401(c)(2)(B) of P.L. 104-191, the Health Insurance Portability and Accountability Act of 1996. The Company has no liability for any excise tax under IRC §4980D.
     3.13.15 Cafeteria Plans. Each plan listed on Part 3.13 of the Disclosure Letter which is intended to constitute a “cafeteria plan” as defined in IRC § 125(d) has been established and administered in compliance with all requirements of IRC § 125.
     3.13.16 Amendments and New Plans. Neither the Company nor any Affiliate shall adopt any new employee plan, benefit, arrangement or program prior to the Closing Date, nor amend any existing such plan, benefit, arrangement or program prior to the Closing Date except as is necessary to bring it into compliance with applicable law or except as required in order to terminate the 401(k) plan immediately prior to the Closing Date.
     3.13.17 Definitions. As used within this Section, the following terms have the meanings described below:
     (a) “ERISA” means the Employee Retirement Security Act of 1974, as amended or any successor statute.
     (b) “IRC” means the Internal Revenue Code of 1986, as amended, or any successor statute.
     (c) “PBGC” means the Pension Benefit Guaranty Corporation.
     (d) “Affiliate” means any entity, whether incorporated or unincorporated, which is required to be aggregated with the Company in accordance with IRC §414(b),(c) or (m), or which, together with the Company, would be considered a “single employer” within the meaning of ERISA §4001.

     (e) “Multi-Employer Plan” means a meaning described in ERISA §3(37).
     3.14 Compliance with Legal Requirements; Governmental Authorizations.
     3.14.1 Compliance. Except as set forth in Part 3.14.1 of the Disclosure Letter:
     (a) Company is, and at all times since December 31, 2003 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;
     (b) no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Company of, or a failure on the part of Company to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
     (c) Company has not received, at any time since December 31, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     3.14.2 List of Authorizations. Part 3.14.2 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company, or that otherwise relates to the business of, or to any of the assets owned or used by, Company. Each Governmental Authorization so listed is valid and in full force and effect. Except as set forth in Part 3.14.2 of the Disclosure Letter:
     (a) Company is, and at all times since December 31, 2003 has been, in full compliance with all of the terms and requirements of each Governmental Authorization applicable to them which is identified or required to be identified in Part 3.14.2 of the Disclosure Letter;
     (b) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14.2 of the Disclosure Letter, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14.2 of the Disclosure Letter;
     (c) Company has not received, at any time since December 31, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14.2 of the Disclosure Letter, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization listed or required to be listed in Part 3.14.2 of the Disclosure Letter; and
     (d) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14.2 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
     3.14.3 All Authorizations Necessary. The Governmental Authorizations listed in Part 3.14.2 of the Disclosure Letter as held by Company collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner that it has conducted its business prior to the Closing, and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets and which it previously owned and used such assets.
     3.15 Legal Proceedings; Orders.
     3.15.1 Proceedings. Except as set forth in Part 3.15.1 of the Disclosure Letter, there is no pending Proceeding:
     (a) that has been commenced by or against any Seller or Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Company; or
     (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
     To the Knowledge of Sellers and Company, (i) no such Proceeding has been Threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15.1 of the Disclosure Letter. The Proceedings listed in Part 3.15.1 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of Company.
     3.15.2 Orders. Except as set forth in Part 3.15.2 of the Disclosure Letter:
     (a) there is no Order to which the Company or any of the assets owned or used by the Company, is subject;
     (b) Sellers are not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

     (c) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, member, manager, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business they currently conduct for the Company.
     3.15.3 Compliance. Except as set forth in Part 3.15.3 of the Disclosure Letter:
     (a) the Company is, and at all times since December 31, 2003 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;
     (b) to the Knowledge of Sellers and Company, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or any of the assets owned or used by the Company, is subject; and
     (c) Company has not received, at any time since December 31, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or any of the assets owned or used by the Company, is or has been subject.
     3.16 Absence of Certain Changes and Events. Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:
     3.16.1 Capital. Change in Company’s ownership or capital structure, and other than as contemplated by this Agreement, no rights have been granted to any person to acquire equity or any security convertible into equity of the Company;
     3.16.2 Organizational Documents. Amendment to the Organizational Documents of Company;
     3.16.3 Compensation. Payment or increase by Company of any bonuses, salaries, or other compensation to any member, manager, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, member, manager or employee;
     3.16.4 Benefits. Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Company which have not been approved in writing by Buyer;
     3.16.5 Damage. Damage to or destruction or loss of any of the Company’s assets (whether or not covered by insurance) materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

     3.16.6 Contracts. Entry into, termination of, or receipt of notice of termination of (i) any license, third party payor, Management Agreement, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Company of at least $25,000;
     3.16.7 Disposition of Assets. Sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of Company or mortgage, pledge, or imposition of any lien or other encumbrance on any of the Company’s assets, including the sale, lease, or other disposition of any of the Intellectual Property Rights;
     3.16.8 Cancellation of Rights. Cancellation or waiver of any claims or rights with a value to Company in excess of $25,000;
     3.16.9 Accounting methods. Material change in the accounting methods used by Company;
     3.16.10 Agreements. Agreement, whether oral or written, by Company to do any of the foregoing; or
     3.16.11 Loans. Loans to the Company or other extensions of credit to Company or granting of any security interest or lien with respect to any assets of the Company.
     3.17 Contracts; No Defaults.
     3.17.1 List of Contracts. Part 3.17.1 of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:
     (a) each Applicable Contract that involves performance of services or delivery of goods or materials by Company of an amount or value in excess of $25,000;
     (b) each Applicable Contract that involves performance of services or delivery of goods or materials to Company of an amount or value in excess of $25,000, including the Management Agreement;
     (c) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Company in excess of $25,000;
     (d) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property of Company (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

     (e) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors of Company regarding the appropriation or the non-disclosure of any of the Intellectual Property Rights;
     (f) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees of Company;
     (g) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Company with any other Person;
     (h) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Company or any affiliate of Company or limit the freedom of Company or any affiliate of Company to engage in any line of business or to compete with any Person;
     (i) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
     (j) each power of attorney that is currently effective and outstanding with respect to Company;
     (k) each Applicable Contract entered into that contains or provides for an express undertaking by Company to be responsible for consequential damages;
     (l) each Applicable Contract for capital expenditures in excess of $25,000;
     (m) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Company other than in the Ordinary Course of Business;
     (n) each Applicable Contract pursuant to which the Company has been extended credit in an amount in excess of $25,000 in the aggregate from any Person, including without limitation all promissory notes, loan agreements, mortgages, deeds of trust, security agreements, guarantees or equipment leases; and
     (o) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
     Part 3.17.1 of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the office of the Company where details relating to the Contracts are located.

     3.17.2 No Rights of Sellers or Restrictions. Except as set forth in Part 3.17.2 of the Disclosure Letter:
     (a) No Seller (and Related Persons of any Seller) has any rights under, nor may acquire any rights under, any Contract that relates to the business of, or any of the assets owned or used by, Company; and
     (b) no officer, director, member, manager, agent, employee, consultant, or contractor of Company is bound by any Contract that purports to limit the ability of such officer, director, member, manager, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice relating to the business of Company, or (ii) assign to Company or to any other Person any rights to any invention, improvement, or discovery.
     3.17.3 Enforceable. Except as set forth in Part 3.17.3 of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17.1 of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.
     3.17.4 Compliance With Contracts. Except as set forth in Part 3.17.4 of the Disclosure Letter:
     (a) Company is, and at all times since December 31, 2003 has been, in full compliance with all applicable terms and requirements of each Contract under which Company has or had any obligation or liability or by which Company or any of the assets owned or used by Company is or was bound;
     (b) to the Knowledge of Sellers and Company, each other Person that has or had any obligation or liability under any Contract under which Company has or had any rights is, and at all times since December 31, 2003 has been, in full compliance with all applicable terms and requirements of such Contract;
     (c) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Company or (to the Knowledge of Sellers and Company) any other Person, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and
     (d) Company has not given to or received from any other Person, at any time since December 31, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.
     3.17.5 Renegotiation. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation, other than may have been requested or required by Buyer.

     3.17.6 Ordinary Course Contracts. The Contracts relating to the provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
     3.18 Insurance.
     3.18.1 Delivery of Copies. Sellers have delivered to Buyer:
     (a) true and complete copies of all policies of insurance providing coverage to the Company; and
     (b) true and complete copies of all pending applications for such policies of insurance.
Part 3.18.1 of the Disclosure Letter lists each of the policies identified above.
     3.18.2 Description of Certain Arrangements. Part 3.18.2 of the Disclosure Letter describes:
     (a) any self-insurance arrangement by or affecting Company, including any reserves established thereunder;
     (b) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Company; and
     (c) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.
     3.18.3 Claims Experience. For Company, Part 3.18.3 of the Disclosure Letter sets forth, by year, for the current policy year and each of the three preceding policy years:
     (a) a summary of the loss experience under each policy;
     (b) a statement describing each claim under an insurance policy for an amount in excess of $25,000, which sets forth:
     (i) the name of the claimant;
     (ii) a description of the policy by insurer, type of insurance, and period of coverage; and
     (iii) the amount and a brief description of the claim; and
     (c) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

     3.18.4 Status of Policies. Except as set forth on Part 3.18.4 of the Disclosure Letter:
     (a) Each of the policies listed in Part 3.18.1 of the Disclosure Letter:
     (i) are valid, outstanding, and enforceable;
     (ii) are issued by an insurer that is financially sound and reputable;
     (iii) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which Company is normally exposed;
     (iv) are sufficient for compliance with all Legal Requirements and Contracts to which Company is a party or by which Company is bound;
     (v) will continue in full force and effect following the consummation of the Contemplated Transactions; and
     (vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.
     (b) Neither Sellers nor Company have received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
     (c) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy listed in Part 3.18.1 of the Disclosure Letter.
     (d) The Company has given notice to the insurer of all claims that may be insured thereby.
     (e) Each employee of the Company is covered by medical, dental, long term disability, life insurance or workers compensation insurance pursuant to insurance policies which are or may be in the name of Healthcare Logistics, LLC (“HCL”) and Company employees are entitled to coverage and benefits under such policies in the same amount or manner as employees of HCL during the period prior to the Closing Date.
     (f) The Company is covered by general liability and E&O insurance policies which are or may be in the name of HCL and Company is entitled to coverage and benefits under such policies to the same extent as HCL.

     3.19 Environmental Matters. Except as set forth in Part 3.19 of the Disclosure Letter:
     3.19.1 Compliance With Environmental Laws. Each of the Sellers and Company are currently and have been at all times in full compliance with each Environmental Law or Occupational Safety and Health Law and any property owned, operated, leased or sublet by the Company has been at all times in full compliance with each Environmental Law. Neither any Seller nor Company (i) have engaged in or are currently engaged in, any Hazardous Activity, (ii) have previously stored, transported, manufactured or generated or are currently storing, transporting, manufacturing or generating, any Hazardous Materials, or (iii) have caused or been subject to any Release of Hazardous Materials with respect to any property owned, leased, subleased or operated by any Seller or Company.
     3.20 Employees. Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each independent contractor, employee, member, manager or director of Company, including each employee or independent contractor on leave of absence or layoff status: employer; name; job title; status (employee, independent contractor, director) current compensation paid or payable and any change in compensation since December 31, 2006; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any plans listed in Part 3.13 of the Disclosure Letter.
     3.20.1 Proprietary Rights Agreements. To the Knowledge of Sellers and Company, no independent contractor, member, manager, employee or director of any Seller or Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such independent contractor, employee, member, manager or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an independent contractor, employee, manager, member or director of the Company, or (ii) the ability of Company to conduct its business, including any Proprietary Rights Agreement by any such independent contractor, employee, manager, member or director. To Sellers’ Knowledge, no director, officer, independent contractor, manager, member or other key employee of any Seller or Company intends to terminate his employment or relationship with any Seller or Company.
     3.20.2 Retired Employees. Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired independent contractor, employee, manager, member or director of any Seller or Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.
     3.20.3 Employment Agreements. Part 3.20.2 of the Disclosure Letter contains a complete and accurate list of (and Sellers have delivered true and accurate copies of) each agreement pursuant to which Company employs, retains or engages any Person as an employee or independent contractor to provide services to Company, including any employment agreement, and any agreements executed in connection with such employment, retention or engagement including without limitation any non-compete agreement, nondisclosure agreement or non-solicitation agreement.
     3.21 Labor Relations; Compliance. Neither any Seller nor Company has been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to Sellers’ Knowledge there is not Threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding against or affecting any Seller or Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, (iii) organizational activity, or other labor or employment dispute against or affecting any Seller or Company or its premises, or (iv) any application for certification of a collective bargaining agent. Each of the Sellers and the Company have complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, non-harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.
     3.22 Intellectual Property.
     3.22.1 Marks. All Marks that are owned by the Company (“Owned Marks”) are set forth on Part 3.22.1 of the Disclosure Letter.
     (a) The Company is the owner of all right, title and interest in and to each of the Owned Marks, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (subject to written licenses granted in the ordinary course of business), and neither the Sellers nor the Company have received any notice or claim (whether written, oral or otherwise) challenging the Company’s complete and exclusive ownership of all Owned Marks or claiming that any other Person has any claim of legal or beneficial ownership with respect thereto;
     (b) Part 3.22.1 of the Disclosure Letter contains a complete and accurate specific list of all agreements or arrangements pertaining to Marks used in the business of the Company which are not exclusively owned by the Company (the “Licensed Marks”).
     (c) no Seller has received any notice or claim (whether written, oral or otherwise) challenging or questioning the validity or enforceability of any of the Owned Marks or indicating an intention on the part of any Person to bring a claim that any Owned Mark is invalid, is unenforceable or has been misused and, to the Company’s or the Sellers’ Knowledge, no Owned Mark has been otherwise challenged or threatened in any way;
     (d) the Company has taken all reasonable steps to protect the Company’s rights in and to the Marks, in each case in accordance with standard industry practice;

     (e) the Company has not granted to any Person any right, license or permission to exercise any rights to use any Marks; and
     (f) no other Person has infringed or is infringing in any material respect in regards to any of the Owned Marks.
     3.22.2 Owned Patents. No Patents are owned by the Company. To the Knowledge of the Sellers and the Company, there is no Patent or Patent application issued to or filed by any other Person, which Patent or Patent application is potentially interfering with the Company’s business. None of the process or know-how or other technology used or practiced by the Company in the business infringes or is alleged to infringe any Patent or any other Intellectual Property Right of any other Person.
     3.22.3 Owned Copyrights. Part 3.22.3 of the Disclosure Letter:
     (a) lists each copyright owned by the Company (collectively, the “Owned Copyrights”). The Company is the owner of all right, title and interest in and to each of the Owned Copyrights, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (subject to written licenses granted in the ordinary course of business), and neither the Sellers nor the Company have received any notice or claim (whether written, oral or otherwise) challenging the Company’s complete and exclusive ownership of all Owned Copyrights or claiming that any other Person has any claim of legal or beneficial ownership with respect thereto;
     (b) Part 3.22.3 of the Disclosure Letter contains a complete and accurate specific list of all agreements or arrangements pertaining to copyrights used in the business of the Company which are not exclusively owned by the Company (the “Licensed Copyrights”).
     (c) no Seller has received any notice or claim (whether written, oral or otherwise) challenging or questioning the validity or enforceability of any of the Owned Copyrights or indicating an intention on the part of any Person to bring a claim that any Owned Copyright is invalid, is unenforceable or has been misused and, to the Company’s or the Sellers’ Knowledge, no Owned Copyright has been otherwise challenged or threatened in any way;
     (d) the Company has taken all reasonable steps to protect the Company’s rights in and to the Copyrights, in each case in accordance with standard industry practice;
     (e) the Company has not granted to any Person any right, license or permission to exercise any rights under any of the Copyrights;
     (f) no other Person has infringed or is infringing in any material respect in regards to any of the Owned Copyrights; and
     (g) none of the subject matter of any Owned Copyrights nor any other work of authorship fixed in a tangible medium that is copied, modified, displayed or distributed in connection with the conduct by the Company of its business, including without limitation, any Owned Software, infringes, violates or conflicts with, or is alleged to infringe, violate or conflict with, any copyright or any other Intellectual Property Right or other industrial property right of any other Person.
     3.22.4 Trade Secrets. The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of all of its material Trade Secrets (“Company Trade Secrets”). Except as may be set forth in Part 3.22.4 of the Disclosure Letter:
     (a) the Company has the unrestricted right to use all of the Company Trade Secrets and none of the Company Trade Secrets is subject to any liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (subject to written licenses granted in the ordinary course of business),
     (b) neither any Seller nor the Company have received any notice or claim (whether written, oral or otherwise) challenging the Company’s absolute and unrestricted right to use all of the Company Trade Secrets or claiming that any other Person has any claim of any kind with respect thereto;
     (c) none of the Company Trade Secrets has been misappropriated from another Person, or is alleged to have been, misappropriated from any other Person and none of the Company Trade Secrets infringes, violates or conflicts with, or is alleged to infringe, violate or conflict with, any patent, trade secret or any other Intellectual Property Right or other industrial property rights of any third party;
     (d) with respect to each Company Trade Secret in accordance with standard industry practice, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others; and
     (e) except under appropriate confidentiality obligations that, to the Knowledge of the Company or the Sellers, have been fully observed and performed, there has been no disclosure by any Sellers or the Company of material confidential information or other Company Trade Secrets.
     3.22.5 Software. Part 3.22.5 of the Disclosure Letter sets forth a complete and accurate list of all of the Software (excluding licensed software that is contained in standard desktop applications and is available through commercial distributors or in consumer retail stores). Part 3.22.5 of the Disclosure Letter specifically identifies all Software that is owned exclusively by the Company (the “Owned Software”) and all Software that is used by the Company in the conduct of the business that is not exclusively owned by the Company (the “Licensed Software”) (excluding licensed software that is contained in standard desktop applications and is available through commercial distributors or in consumer retail stores). Except as may be set forth in Part 3.22.5 of the Disclosure Letter:

     (a) the Company is the owner of all right, title and interest in and to all Owned Software, including without limitation all copyrights, Trade Secrets and other Intellectual Property Rights relating thereto, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (subject to written licenses granted in the ordinary course of business),
     (b) neither any Seller nor the Company have received any notice or claim (whether written, oral or otherwise) challenging the Company’s complete and exclusive ownership of all Owned Software and all such Intellectual Property Rights relating thereto or claiming that any other Person has any claim of legal or beneficial ownership with respect thereto;
     (c) neither any Seller nor the Company have assigned, licensed, transferred or encumbered any of its rights in or to any Software, including without limitation any copyrights, Trade Secrets or other Intellectual Property Rights with respect to any Owned Software, to any Person;
     (d) neither any Seller nor the Company have licensed the source code of any Owned Software or otherwise made it available to any Person outside of the Company, and the Company has treated such source code, and the data associated therewith, as confidential and proprietary business information, and have taken all reasonable steps to protect the same as trade secrets of the Company;
     (e) any Person identified in Part 3.22.5 of the Disclosure Letter as having received any such source code or data is bound by an appropriate confidentiality and non-disclosure obligation with respect thereto and neither any Seller nor the Company is aware of any material breach of any such agreement or any Threatened disputes or disagreements with respect thereto;
     (f) the Company has lawfully acquired the right to use the Licensed Software, as it is used in the conduct of the business of the Company as presently conducted, and has not exercised any rights in respect of any Licensed Software, including without limitation, any reproduction, distribution or derivative work rights, outside the scope of any license expressly granted by the Person from which the right to use such Licensed Software was obtained; and
     (g) no royalties, fees, honoraria or other payments are payable by the Company to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Software or any Intellectual Property Right.
     3.22.6 Performance of Existing Software Products. Except as may be set forth in Part 3.22.6 of the Disclosure Letter, all Software products that have been used by the Company in connection with the performance of services for any of its customers perform in all material respects free of significant bugs or programming errors.

     3.22.7 Agreements in Respect of Licensed Technology. Part 3.22.7 of the Disclosure Letter contains a complete and accurate specific list of all agreements and arrangements pertaining to the Licensed Software (excluding licensed software that is contained in standard desktop applications and available through commercial distributors or in consumer retail stores) (collectively, “Licensed Software Agreements”) and a complete and accurate specific list of all agreements and arrangements pertaining to any other technology used or practiced by the Company as to which a Person other than the Company owns the applicable Intellectual Property Rights (collectively, “Other Licensed Technology Agreements” and, together with Licensed Software Agreements, the “Licensed Technology Agreements”). Part 3.22.7 of the Disclosure Letter sets forth a complete and accurate list of all royalty obligations of the Company under any Licensed Technology Agreements. Except as may be set forth in Part 3.22.7 of the Disclosure Letter:
     (a) all Licensed Technology Agreements are in full force and effect, and the Company is not in material breach thereof, nor is it aware of any claim or information to the contrary;
     (b) all Licensed Technology Agreements will be maintained by the Company in full force and effect through the Closing;
     (c) there are no outstanding and no Threatened disputes or disagreements involving any Seller or the Company with respect to any Licensed Technology Agreement;
     (d) the rights licensed under each Licensed Technology Agreement shall be exercisable by the Company on and after the Closing to the same extent as exercised by the Company prior to the Closing;
     (e) the Licensed Technology Agreements together expressly confer on the Company valid and enforceable rights under or in respect of all of the Intellectual Property Rights that are not owned exclusively by Company and that are used or practiced in the Company’s business (collectively, the “Licensed Intellectual Property”); and
     (f) neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the impairment of any rights under, any Licensed Technology Agreement.
     3.22.8 Sufficiency of Owned and Licensed Intellectual Property. Except as set forth in Part 3.22.8 of the Disclosure Letter, the Marks, Owned Copyrights, Trade Secrets, Owned Software and Licensed Intellectual Property, including without limitation the foregoing to the extent they apply to any Software, constitute all of the Intellectual Property Rights, which are necessary for the conduct of the business as presently conducted or contemplated to be conducted by Company and constitute all of the Intellectual Property Rights necessary to operate such business after the Closing in substantially the same manner as the business heretofore has been operated by the Company.
     3.22.9 Rights of Third Parties. Except as may be set forth in Part 3.22.9 of the Disclosure Letter, the Company is not, nor during the three-year period prior to the date hereof has the Company been, a party to any action or Proceeding, and there is not pending or, during the one-year period prior to date hereof Threatened, any action or Proceeding that involves or involved a claim of infringement, misappropriation or other wrongful use or exploitation, either (i) by Company against any other Person or (ii) by any Person against Company, of any Intellectual Property Right used or exploited by any Seller or Company in the conduct of its business, nor, to the Knowledge of the Sellers, is there any reasonable basis therefor. Except as may be set forth in Part 3.22.9 of the Disclosure Letter, no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by any Seller (subject to written licenses granted in the ordinary course of business).
     3.22.10 Sufficiency of Software. The Software owned by the Company is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable the Systems or that may result in damage thereto. The Company has taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems (consisting of hardware, software, databases or embedded control systems, “Systems”) are free from Disabling Codes and Contaminants. The Company has in place appropriate disaster recovery plans, procedures and facilities and has taken all reasonable steps to safeguard its Systems and restrict unauthorized access thereto.
     3.23 Certain Payments. Neither any Seller nor Company nor any director, member, manager, officer, agent, or employee of any Seller or Company, nor any other Person associated with or acting for or on behalf of any Seller or Company, have directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller or Company, or (D) in violation of any Legal Requirement, (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Sellers or Company.
     3.24 Disclosure.
     3.24.1 Complete and Accurate. No representation or warranty of Sellers or Company in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.1.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     3.24.2 Other Facts. There is no fact known to Sellers that has specific application to Sellers or Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Sellers can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.
     3.25 Relationships with Related Persons. Neither Sellers nor any Related Person of any Seller has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s businesses. Neither Sellers nor any Related Person of any Seller has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Company, other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms and which is disclosed in Part 3.25 of the Disclosure Letter, or (ii) engaged in competition with Company with respect to any line of the products or services of Company (a “Competing Business”) in any market, except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, neither Sellers nor any Related Person of any Seller is a party to any Contract with, or has any claim or right against, Company.
     3.26 Brokers or Finders. Neither the Company or Company’s agents nor Sellers or Sellers’ agents, have incurred obligations or liabilities, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, except for fees to be payable solely by the Seller to their advisors.
4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:
     4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
     4.2 Authority; No Conflict.
     4.2.1 Authority. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the documents set forth in Section 2.6 to be executed by Buyer (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.
     4.2.2 Conflict. Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
     (a) any provision of Buyer’s Organizational Documents;
     (b) any resolution adopted by the members as managers of Buyer;
     (c) any Legal Requirement or Order to which Buyer may be subject; or
     (d) any Contract to which Buyer is a party or by which Buyer may be bound.
Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 Investment Intent. Buyer is acquiring the Membership Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
     4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
     4.5 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.
5. COVENANTS PRIOR TO CLOSING DATE.
     5.1 Covenants of Sellers.
     5.1.1 Access and Investigation. Between the Execution Date and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (i) afford Buyer and its Representatives (collectively, “Buyer’s Advisors”) full and free access to the Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (ii) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (iii) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.
     5.1.2 Operation of the Businesses. Between the date of the Balance Sheet and the Closing Date, Sellers will, and will cause the Company to:

     (a) conduct the business of the Company only in the Ordinary Course of Business, except for the payment of bonuses and distributions to the Sellers, subject to Section 5.1.2(e) below;
     (b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;
     (c) confer with Buyer concerning operational matters of a material nature;
     (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company; and
     (e) maintain the Company’s Net Working Capital in an amount of not less than $1,500,000 as of both June 30, 2007 and the Closing Date, of which not less than $500,000 shall be cash or cash equivalents, subject to the understanding that Net Working Capital amounts in excess of $1,500,000 as of June 30, 2007 may be distributed to the Sellers (as bonuses or distributions on equity), but that no increases in Net Working Capital following June 30, 2007 may be paid or distributed in any manner to the Sellers or any other person, except that an amount equal to not more than 20% of the estimated increase in Net Working Capital of the Company for the period from June 30, 2007 to the Closing Date (the “Estimated Tax Adjustment Distribution”) may be distributed to the Sellers. Within 90 days following the Closing Date, Sellers shall submit to Buyer a copy of the final Federal tax return of the Company for the period from January 1, 2007 through the Closing Date (which shall include a balance sheet of the Company as of the Closing Date) along with a written accounting of the calculation of the actual change in the Net Working Capital for the period from June 30, 2007 to the Closing Date. The “Actual Tax Adjustment Amount” is equal to 20% of the actual increase in Net Working Capital of the Company for the period from June 30, 2007 to the Closing Date. On the Reconciliation Date, Buyer shall pay to the Sellers, as their respective interest may appear in Schedules 2.3.1 and 2.3.2, an amount equal to the amount by which the Actual Tax Adjustment Amount exceeds the Estimated Tax Adjustment Distribution. If the Estimated Tax Adjustment Distribution exceeds the Actual Tax Adjustment Amount, then on the Reconciliation Date, each Seller shall pay such excess to Buyer in their respective proportions as set forth in Schedules 2.3.1 and 2.3.2. Any dispute which may arise from the calculation of the Actual Tax Adjustment Amount shall be treated in the same manner as a dispute relating to the calculation of Net Working Capital under Section 2.9.3.
     5.1.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of the Balance Sheet and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 will occur or is likely to occur.
     5.1.4 Required Approvals. Prior to the Closing, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions and to secure any and all consents required hereunder. Prior to the Closing, Sellers will, and will cause the Company to cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.
     5.1.5 Notification. Between the Execution Date and the Closing Date, Sellers will promptly notify Buyer in writing if Sellers or Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers’ representations and warranties as of the Execution Date, or if Sellers or Company become aware of the occurrence after the Execution Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Sellers will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.
     5.1.6 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to Company by Sellers or any Related Person of Sellers to be paid in full prior to Closing.
     5.1.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Company, or any of equity interest in Company, or any merger, consolidation, business combination, or similar transaction involving Company.
     5.1.8 Best Efforts. Between the date of the Balance Sheet and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.
     5.2 Covenants of Buyer.
     5.2.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the

Contemplated Transactions. Prior to the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter and Section 2.5.5 of this Agreement; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.
     5.2.2 Best Efforts. Prior to the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.
6. POST CLOSING COVENANTS.
     6.1 Section 754 Election. Each Seller and Buyer hereby agree that, upon the consummation of purchase of the Acquired Membership Interests by Buyer at the Closing, the Company will make an election under Section 754 of the IRC to allow Buyer to step up Buyer’s basis in the Company, and each member of the Company shall take or cause to be taken all actions necessary to effect such election.
     6.2 Tax Returns. Sellers shall be responsible for and shall prepare all Tax Returns of the Company with respect to the taxable period up to and including the Closing Date and shall provide the Company an opportunity to review such Tax Returns before they are filed. The Company’s books shall be closed for income tax purposes as of the Closing Date for the purpose of allocating taxable profits and loss for the taxable year within which such date occurs. The Company shall be responsible for and shall prepare and file all Tax Returns of the Company applicable to the taxable period beginning after the Closing Date. All parties to this Agreement shall cooperate in good faith and make available all books and records of the Company necessary to cause such Tax Returns to be prepared and filed in a timely manner.
     6.3 Audit. Sellers hereby acknowledge that an audit of the Company’s operations and finances shall be performed by an accounting firm designated by Buyer (for purposes of this Section, the “Auditors”) following the Closing and that Sellers will, and will cause the Company and its Representatives to, (i) afford Buyer and its Auditors full and free access to the Company’s personnel, properties, contracts, books and records, and other documents and data, (ii) furnish Buyer and its Auditors with copies of all such contracts, books and records, and other existing documents and data as Buyer or its Auditors may reasonably request, and (iii) furnish Buyer and its Auditors with such representation letters and additional financial, operating, and other data and information as Buyer or its Auditors may reasonably request in order to complete such audit. Sellers expressly acknowledge that they have the power and authority to comply with the foregoing obligations even if access to books, records, personnel, etc. necessary to comply may be controlled by or located on premises of Healthcare Logistics, LLC or another company.
7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.
     7.1 Closing. Buyer’s obligation to purchase the Acquired Membership Interest and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction,

at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     7.1.1 Accuracy of Representations. All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the Execution Date, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.
     7.1.2 Seller’s Performance.
     (a) Perform Obligations. All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
     (b) Delivery of Documents. Each document required to be delivered pursuant to Section 2.5 must have been delivered, and each of the other covenants and obligations in Section 5.1 must have been performed and complied with in all respects.
     7.1.3 Consents. Each of the Consents identified in either Section 2.5.5. or Part 3.2 of the Disclosure Letter, must have been obtained and must be in full force and effect.
     7.1.4 Additional Documents. Each of the following documents must have been delivered to Buyer:
     (a) Opinion Letter. An opinion of Greenbaum, Rowe, Smith & Davis LLP dated the Closing Date, in the form of Exhibit 7.1.4;
     (b) Other Documents. Such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers’ representations and warranties, (ii) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
     7.1.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
     7.1.6 No Claim Regarding Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any membership interest of, or any other voting, equity, or ownership interest in, the Company, or (ii) is entitled to all or any portion of the Purchase Price payable for the Acquired Membership Interests.
     7.1.7 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (i) any Legal Requirement or Order applicable to Company, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.
     7.1.8 No Material Adverse Effect. There shall be no change, effect or occurrence that has, or is reasonably likely to have individually or in the aggregate, a material adverse impact on the business, operations, results of operations or condition (financial or otherwise) of the Company or the assets of the Company.
     7.1.9 Due Diligence. Buyer shall have completed Buyer’s due diligence with respect to the Company, and Buyer, in its sole discretion, shall be satisfied with the results of such investigation.
8. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE.
     8.1 Closing. Seller’s obligation to sell their respective Membership Interest and the Sellers’ obligation to take the other actions required to be taken by Sellers at or prior to the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):
     8.1.1 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the Execution Date and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
     8.1.2 Buyer’s Performance.
     (a) Perform Obligations. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
     (b) Delivery of Documents. Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.6 and the Closing Consideration.
     8.1.3 Additional Documents. Buyer must have caused to be delivered to Sellers such other documents as Sellers may reasonably request for the purpose of

(i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.
     8.1.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the sale of the Membership Interests by the Sellers to Buyer, and (ii) has been adopted or issued, or has otherwise become effective, since the Execution Date.
9. TERMINATION.
     9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:
     9.1.1 Breach. By either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;
     9.1.2 Failure of Condition.
     (a) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or
     (b) by Sellers, if any of the conditions in Section 8 has not been satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with Sellers’ obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;
     9.1.3 Mutual Consent. By mutual consent of Buyer and Sellers; or
     9.1.4 Time. By either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 6, 2007, or such later date as the parties may agree upon.
     9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1 prior to the Closing Date, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
10. INDEMNIFICATION; REMEDIES.
     10.1 Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except to the extent of the actual knowledge of the party seeking indemnification. For purposes of the foregoing exception, “actual knowledge” of a fact or other matter by the Buyer shall mean those facts or matters of which any one of the following individuals are aware: Don Klumb, Micky Woo, Jason Wade and Nancy Morrow. Actual knowledge shall not include imputed knowledge, deemed knowledge or knowledge of a fact or matter that a person could be expected to discover in the course of investigation (but did not discover such fact or matter for any reason). Actual knowledge of conflicting information regarding a fact or matter which is not definitive shall not be considered actual knowledge of the true status of a fact or matter. The foregoing notwithstanding, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Further, the actual knowledge of Buyer with respect to any representation or warranty contained in Sections 3.1, 3.3 and 3.18 of this Agreement, shall not in any manner limit the Buyer’s right to indemnification and payment of Damages with respect to such representations and warranties.
     10.2 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.5.6, and any other certificate or document delivered pursuant to this Agreement will survive the Closing Date for the following periods:
     10.2.1 Tax Claims. The representations and warranties of Sellers contained in Section 3.11 and any corresponding Part of the Disclosure Letter or any supplement thereto or any certificate delivered in connection with such Section of the Agreement (the “Tax Claims”) shall survive until the expiration of the last statute of limitations with respect to such Tax Claims (the “Tax Claims Survival Period”).
     10.2.2 Three Year Claims. The representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.10 and any corresponding Parts of the Disclosure Letter or any supplement thereto or any certificate delivered in connection with such Sections of the Agreement (collectively, the “Three Year Claims”) shall survive for a period of three (3) years following the Closing Date (the “Three Year Survival Period”).
     10.2.3 Environmental Claims. The representations and warranties contained in Section 3.19 and any corresponding Part of the Disclosure Letter or any supplement thereto or any certificate delivered in connection with the such Section of the Agreement (the “Environmental Claims”) shall survive until the expiration of the last statute of limitation applicable to such Environmental Claims (the “Environmental Claims Survival Period”).
     10.2.4 General Claims. All other representations and warranties contained in this Agreement, the Disclosure Letter and any supplements to such Disclosure Letter and any certificates or documents delivered pursuant to this Agreement, including those of Buyer (“General Claims”) shall survive for two (2) years following the Closing Date (the “General Claims Survival Period”).
     10.3 Indemnification and Payment of Damages by Sellers. Sellers will indemnify and hold harmless Buyer, the Company, and their respective Representatives, members, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
     10.3.1 Breach. Any untruth, inaccuracy, error in or misstatement of any representation or warranty made by any Seller in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by any Seller pursuant to this Agreement.
     10.3.2 Covenant. Any Breach by any Seller of any covenant or obligation of such Seller in this Agreement.
     10.3.3 Product/Service. Any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date.
     10.3.4 Brokerage Fee. Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Sellers or Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.
The remedies provided in this Section 10.3 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons. With respect to the foregoing indemnification obligations, the Sellers shall each be responsible for their portion of any obligation in proportion to their percentage ownership interest in the Company prior to Closing. For purposes of the foregoing indemnification each of Steve Kalafer and Bill Pollock agree that they will each be individually liable for one half of any obligations of RVA Holdings. Such individual obligations shall in the aggregate be limited to an amount equal to that portion of the Purchase Price allocable to RVA Holdings. The indemnification obligations of the Sellers other than RVA Holdings shall also be limited to that portion of the Purchase Price allocable to each of them.
     10.4 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (i) any Breach of any representation or warranty made by

Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (ii) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
     10.5 Time Limitations. If the Closing occurs, Sellers will have no liability for indemnification with respect to any representation or warranty, or covenant or obligation of Sellers contained in this Agreement, unless Buyer notifies any Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer prior to the expiration of the applicable Survival Period. If the Closing occurs, Buyer will have no liability for indemnification with respect to any representation or warranty, or covenant or obligation of Buyer contained in this Agreement, unless a Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller, prior to the expiration of the General Claims Survival Period.
     10.6 Limitations on Amount — Sellers. Sellers will have no liability for indemnification with respect to Three Year Claims or General Claims until the total of all Damages with respect to such matters exceeds $75,000, and then only for the amount by which such Damages exceed $75,000. Sellers will have no liability for indemnification with respect to Tax Claims until the total of all Damages with respect to such matters exceeds $10,000, and then only for the amount by which such Damages exceed $10,000. There shall be no such limitation on the liability of Sellers for Environmental Claims.
     10.7 Limitations on Amount — Buyer. Buyer will have no liability for indemnification with respect to General Claims until the total of all Damages with respect to such matters exceeds $75,000, and then only for the amount by which such Damages exceed $75,000.
     10.8 Right of Set-off. Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 10 against amounts otherwise payable (either in cash or securities) to Sellers pursuant to the terms of this Agreement, except for compensation due under any Employment Agreement. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.
     10.9 Procedure for Indemnification — Third Party Claims.
     10.9.1 Notice of Claim. Promptly after receipt by an indemnified party of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.

     10.9.2 Defense. If any Proceeding referred to in Section 10.9.1 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim is a Tax Claim, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
     10.9.3 Defenses by Indemnified Party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).
     10.9.4 Jurisdiction. Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

     10.10 Procedure for Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
11. GENERAL PROVISIONS.
     11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement other than accounting expenses. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.
     11.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
     11.3 Confidentiality. Between the Execution Date and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, members, managers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.
     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer’s request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.
     11.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
Sellers:
Maffei, Masiello & Company, PA
5 Cold Hill Road South
P.O. Box 210
Mendham, New Jersey 07945
Attention: Stephen Maffei, CPA
Facsimile No.: 973-543-7822
with a copy to:
Greenbaum, Rowe, Smith & Davis LLP
99 Wood Avenue South
P.O. Box 5600
Woodbridge, New Jersey 07095
Attention: W. Raymond Felton
Facsimile No.: (732) 476-2671
Buyer:
The Management Network Group, Inc.
7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
Attention: Micky Woo / Don Klumb
Facsimile No.: (913) 451-1845
with a copy to:
Shughart Thomson & Kilroy, P.C.
120 W. 12th Street, Suite 1600
Kansas City, Missouri 64105
Attention: Jacob W. Bayer, Jr.
Facsimile No.: 816-817-0103
     11.5 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of New Jersey, County of Somerset, or, if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.6 Further Assurances. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     11.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     11.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated May 8, 2007) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     11.9 Disclosure Letter.
     11.9.1 Format. The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly reference and not to any other representation or warranty in this Agreement.
     11.9.2 Conflict. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
     11.9.3 Delivery. The complete and final Disclosure Letter shall be delivered to Buyer not less than five (5) business days prior to the Closing Date, and in the event a supplement to the Disclosure Letter is delivered pursuant to Section 5.1.5, the Buyer may delay the Closing Date for up to three (3) business days following such delivery.
     11.10 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     11.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     11.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     11.14 Governing Law. This Agreement will be governed by the laws of the State of Kansas without regard to conflicts of laws principles.
     11.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:	SELLERS:
The Management Network Group, Inc.	RVA Holdings, LLC, a New Jersey limited liability company

By:	By:

Name:	Name:

Title:	Title:

Mark Markowitz

Dawn Saitta

Dale Reynolds

COMPANY:
RVA Consulting, LLC,
a New Jersey limited liability company

By:

Name:

Title:

     The undersigned, each join this Agreement solely for the purpose of acknowledging their individual indemnification obligation per Section 10.3 of this Agreement.

Steve Kalafer

Bill Pollock

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS ARE INDICATED WITH THE NOTATION “[***]”
Schedule 2.3.1
Allocation of Closing Consideration
Among Majority Members
[***]